Exhibit 23.2

                             LETTERHEAD OF KPMG LLP

                          Independent Auditor's Report

To the Board of Directors and Stockholders
Carver Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Carver Bancorp, Inc. of our report dated May 10, 2002 relating to the consolidated statements of financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 Annual Report on Form 10-K of Carver Bancorp, Inc.


KPMG LLP

June 28, 2002